Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

REVIEW OF CUBIST PHARMACEUTICALS SNDA FOR CUBICIN MOVES FORWARD AT
FDA

Anti-infective Drugs Advisory Committee to meet March 6

Lexington, MA, January 23, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that the supplemental New Drug Application (sNDA) to expand the indication for CUBICIN® (daptomycin for injection) as therapy for the treatment of patients with bacteremia with known or suspected endocarditis caused by Staphylococcus aureus (S. aureus) will be the focus of the next public meeting of the Anti-Infective Drugs Advisory Committee on Monday, March 6 at 8:30 a.m. ET. The Cubicin phase 3 trial included in the sNDA is the first study of its kind in bacteremia and infective endocarditis caused by S. aureus.  The meeting will take place at the Food and Drug Administration, Center for Drug Evaluation and Research (CDER) Advisory Committee Conference Room, Rm. 1066, 5360 Fishers Lane, Rockville, MD.

Cubist submitted the CUBICIN sNDA on September 26, 2005, requesting approval for a new indication at 6 mg/kg for treatment of patients with bacteremia with known or suspected endocarditis caused by S. aureus. On November 21, Cubist announced that it had received notice from the FDA that the sNDA had been accepted for filing and granted priority review status.  The FDA grants priority review to products that may represent a therapeutic advance over existing medicines.  By granting priority review status to CUBICIN, the FDA established a target date to act on the sNDA filing by March 24, 2006.

Mike Bonney, President and CEO of Cubist said, “The FDA will make use of this forum to discuss current therapeutic options in the treatment of these seriously ill patients.  We look forward to participating in this meeting about this complicated disease state with high unmet medical need.”

For more information about the Advisory Committee meeting, please follow this link to the FDA web site: http://www.fda.gov/oc/advisory/accalendar/2006/cder12530d030606.html

About CUBICIN

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in the skin infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization by other companies of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations .  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at
www.cubist.com